Exhibit 10.37

June 15, 2015

Dr. Jon K. Hayashida

13645 E. Rose Street

Cerritos, CA 90703

Dear Jon,

STAAR Surgical Company is pleased to offer you the position of Vice President Global Clinical Affairs reporting to Caren Mason, President and Chief Executive Officer. When you accept this offer and begin employment, your beginning wage will be $11,923.08 per bi-weekly pay period for 26 pay periods per year ($310,000 per year), in addition to all the benefits offered in our current policy. In addition, as a member of the Executive Team, you will be entitled to an Executive Health Program and a Variable Universal Executive Life Insurance policy, which would include a $500,000 death benefit.

Subject to approval by the Board of Directors, you will receive 50,000 of STAAR Surgical Company Stock options. The options will vest over a period of three years, commencing on your first day of employment.

As part of the Executive Long Term Incentive Plan, you will also be eligible for annual stock equity grants.

In addition, you will be eligible for a target bonus of 40% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. Bonus awards are subject to recommendation by the Compensation Committee of the Board of Directors and approved by the entire Board of Directors.

You will also be eligible to participate in the Executive Change of Control and Severance Program.

You may begin working at STAAR upon your acceptance of this offer and subject to the successful completion of a pre-employment drug screen and background check, as determined by STAAR.

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Jon, we are very excited about the possibility of you joining the STAAR Executive Team to help us accomplish our mission. We hope you enjoy the many great opportunities STAAR has to offer. We look forward to you joining our Team.

Thank you,
Accepted by:

Bill Goodmen	Jon K. Hayashida
Vice President Global Human Resources

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